                           TRANSCEND SERVICES, INC.
                       COMPUTATION OF EARNINGS PER SHARE


                                              1993                 1994                   1995
                                              ----                 ----                   ----
Loss From Continuing Operations             (966,000)           (1,406,000            (3,896,000)

Loss From Discontinued Operations                ---                   ---              (479,000)
Net Loss                                   ($966,000)          ($1,406,000)         ($14,375,000)
                                           =========            ==========          ============

Weighted Average
Shares Outstanding (2)                     8,866,000             9,733,000            17,818,000

Loss per common share:                           ---                   ---                   ---

     Loss From Continuing Operations          ($0.11)               ($0.14)               ($0.22)
     Loss From Discontinued Operations           ---                   ---                 (0.03)
                                           ---------            ----------          ------------
     Net Loss                                 ($0.11)               ($0.14)               ($0.25)
                                           =========            ==========          ============

(2) In 1993, 1994 and 1995, the common stock equivalents related to stock options were not included in the computation due to there being an antidilutive effect.